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                                                                  EXHIBIT 3.1(a)


                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       DIAMONDCLUSTER INTERNATIONAL, INC.


     DiamondCluster International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does herby certify that:

     FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, recommending that such amendment be approved by the stockholders of the Corporation and calling for consideration by the stockholders at the next annual meeting.

     SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority if the stockholders of the Corporation voted in favor of the amendment.

     THIRD: That this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law of the State of Delaware.

     FOURTH: That the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

          1. Section 4.1 of ARTICLE 4 is hereby amended so as to read in its entirety as follows:

          "4.1 AUTHORIZED SHARES.
               -----------------

          The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Three Hundred Two Million (302,000,000) of which (i) Two Hundred Million (200,000,000) shall be Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), (ii) One Hundred Million (100,000,000) shall be Class B Common Stock, par value $0.001 per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock"), and Two Million (2,000,000) shall be Preferred Stock, par value $1.00 per share (the "Preferred Stock").

                            [Signature page follows]

          IN WITNESS WHEREOF, DiamondCluster International, Inc. has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its authorized officer, this 7th day of August, 2001



                                         BY:_____________________________
                                            Nancy K. Bellis

                                         ITS: Vice President and General Counsel
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